EXHIBIT 99.1
NEWS RELEASE

Ducommun Incorporated Reports Results for the
First Quarter Ended March 28, 2020
Strong Quarterly Results Buoyed by Defense Business; Company Adapting to COVID-19 Pandemic
SANTA ANA, California (April 30, 2020) – Ducommun Incorporated (NYSE:DCO) (“Ducommun” or the “Company”) today reported results for its first quarter ended March 28, 2020.
First Quarter 2020 Highlights
•Revenue was $173.5 million
•Net income of $7.9 million, or $0.67 per diluted share
•Gross margin increased 50 basis points year-over-year to 21.2%
•Operating margin increased 30 basis points year-over-year to 7.8%
•Adjusted EBITDA increased 10.3% year-over-year to $23.2 million
“Though a very difficult time for our nation, the Ducommun team overcame some significant challenges in the quarter with the safety and health of our employees being the number one priority. Strict safety protocols have been deployed throughout all of our operations and we continue to follow health orders from the state and local authorities. Despite the challenges, the team posted excellent numbers for the quarter, reporting revenues of $173.5 million which was the ninth consecutive quarter of year over year growth. The Company also increased gross margin year over year again for the eighth straight quarter to 21.2%, as we continue to drive productivity, operational improvements, cost reductions and high value added product offerings. Our team was also very proactive in January adjusting costs due to the 737 MAX production shutdown utilizing furloughs and other actions to ensure our operations were aligned with the production requirements,” said Stephen G. Oswald, chairman, president and chief executive officer.
Oswald continued, “The Company ended the quarter with a backlog* of $876 million, with continued strength across numerous key defense platforms. As mentioned last quarter, we have spent a good amount of time during the past few years improving the performance of our defense operations and business development team and are now seeing the results. Operating Margins also increased in Q1 year over year by 30 basis points to 7.8% and adjusted EBITDA was $23.2 million, an increase of 10.3% from last year.
“The new Ducommun Foundation also has pledged $1 million in donations to help local charities such as the United Way in areas which we operate, already deploying $700,000. The team continues to remain focused and motivated as we work through this unprecedented pandemic to deliver for our customers, shareholders and all other stakeholders.”
First Quarter Results
Net revenue for the first quarter of 2020 was $173.5 million compared to $172.6 million for the first quarter of 2019. The year-over-year increase of 0.5% was primarily due to the following:
•$24.2 million higher revenue in the Company’s military and space end-use markets due to higher build rates on military fixed-wing aircraft platforms, various missile platforms, and other military and space platforms; partially offset by
•$23.0 million lower revenue in the Company’s commercial aerospace end-use markets due to lower build rates on large aircraft platforms.

Net income for the first quarter of 2020 was $7.9 million, or $0.67 per diluted share, compared to $7.5 million, or $0.64 per diluted share, for the first quarter of 2019. This reflects a $1.1 million increase in gross profit due to higher revenue and lower compensation and benefit costs.
Gross profit for the first quarter of 2020 was $36.8 million, or 21.2% of revenue compared to gross profit of $35.7 million, or 20.7% of revenue, for the first quarter of 2019. The increase in gross margin year-over-year was due to lower compensation and benefit costs.
Operating income for the first quarter of 2020 was $13.6 million, or 7.8% of revenue, compared to $12.8 million, or 7.5% of revenue, in the comparable period last year. The year-over-year increase of $0.8 million was due to higher revenue.
Interest expense for the first quarter of 2020 was $4.2 million compared to $4.4 million in the comparable period of 2019. The year-over-year decrease was due to lower interest rates, partially offset by a higher outstanding balance on Credit Facilities driven by the acquisition of Nobles Worldwide, Inc. (“Nobles”) in October 2019, and higher net draw down on the Revolving Credit Facility, including $50.0 million as cash on hand.
Adjusted EBITDA for the first quarter of 2020 was $23.2 million, or 13.4% of revenue, compared to $21.1 million, or 12.2% of revenue, for the comparable period in 2019, an increase of 10.3%.
During the first quarter of 2020, the net cash used by operations was $12.0 million compared to $1.7 million during the first quarter of 2019. The change year-over-year was due to higher accounts receivable and higher inventories, partially offset by higher net income.
* The Company defines backlog as potential revenue and is based on customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and firm delivery dates of 24 months or less. Backlog as of March 28, 2020 was $876.4 million compared to $910.2 million as of December 31, 2019. Under ASC 606, the Company defines remaining performance obligations as customer placed purchase orders with firm fixed price and firm delivery dates. The remaining performance obligations disclosed under ASC 606 as of March 28, 2020 were $726.8 million compared to $745.3 million as of December 31, 2019.
Business Segment Information
Electronic Systems
Electronic Systems segment net revenue for the quarter ended March 28, 2020 was $98.1 million, compared to $84.2 million for the first quarter of 2019. The year-over-year increase was primarily due to the following:
•$12.9 million higher revenue within the Company’s military and space end-use markets due to higher build rates on military fixed-wing aircraft platforms and various missile platforms, partially offset by lower build rates on other military and space platforms; and
•$1.4 million higher revenue within the Company’s commercial aerospace end-use markets due to higher build rates on other commercial aerospace platforms.
Electronic Systems segment operating income for the quarter ended March 28, 2020 was $15.1 million, or 15.4% of revenue, compared to $9.2 million, or 10.9% of revenue, for the comparable quarter in 2019. The year-over-year increase of $5.9 million was due to favorable manufacturing volume and favorable product mix.
Structural Systems
Structural Systems segment net revenue for the quarter ended March 28, 2020 was $75.4 million, compared to $88.4 million for the first quarter of 2019. The year-over-year decrease was due to the following:
•$24.3 million lower revenue within the Company’s commercial aerospace end-use markets due to lower build rates on large aircraft platforms; partially offset by
•$11.3 million higher revenue within the Company’s military and space end-use markets due to higher build rates on other military and space platforms and military fixed-wing aircraft platforms.
Structural Systems segment operating income for the quarter ended March 28, 2020 was $5.4 million, or 7.2% of revenue, compared to $10.5 million, or 11.9% of revenue, for the comparable quarter in 2019. The year-over-year decrease of $5.2 million was due to unfavorable manufacturing volume and unfavorable product mix, partially offset by lower compensation and benefit costs.

Corporate General and Administrative (“CG&A”) Expenses
CG&A expenses for the first quarter of 2020 were $6.9 million, or 4.0% of total Company revenue, compared to $6.9 million, or 4.0% of total Company revenue, for the comparable quarter in the prior year so it was essentially flat.
Conference Call
A teleconference hosted by Stephen G. Oswald, the Company’s chairman, president, and chief executive officer, and Christopher D. Wampler, the Company’s vice president, interim chief financial officer and treasurer, and controller and chief accounting officer will be held today, April 30, 2020 at 2:00 p.m. PT (5:00 p.m. ET) to review these financial results. To participate in the teleconference, please call 844-239-5278 (international 574-990-1017) approximately 10 minutes prior to the conference time. The participant passcode is 8876975. Mr. Oswald and Mr. Wampler will be speaking on behalf of the Company and anticipate the call (including Q&A) to last approximately 45 minutes.
This call is being webcast and can be accessed directly at the Ducommun website at Ducommun.com. Conference call replay will be available after that time at the same link or by dialing 855-859-2056, passcode 8876975.
About Ducommun Incorporated
Ducommun Incorporated delivers value-added innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the Company specializes in two core areas - Electronic Systems and Structural Systems - to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit Ducommun.com.
Forward Looking Statements
This press release and any attachments include “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, earnings guidance and any statements about the Company’s plans, strategies and prospects. The Company generally uses the words “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “continue” and similar expressions in this press release and any attachments to identify forward-looking statements. The Company bases these forward-looking statements on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: whether the anticipated pre-tax restructuring charges will be sufficient to address all anticipated restructuring costs, including related to employee separation, facilities consolidation, inventory write-down and other asset impairments; whether the expected cost savings from the restructuring will ultimately be obtained in the amount and during the period anticipated; whether the restructuring in the affected areas will be sufficient to build a more cost efficient, focused, higher margin enterprise with higher returns for the Company's shareholders; the impact of the Company’s debt service obligations and restrictive debt covenants; the Company’s end-use markets are cyclical; the Company depends upon a selected base of industries and customers; a significant portion of the Company’s business depends upon U.S. Government defense spending; the Company is subject to extensive regulation and audit by the Defense Contract Audit Agency; contracts with some of the Company’s customers contain provisions which give the its customers a variety of rights that are unfavorable to the Company; further consolidation in the aerospace industry could adversely affect the Company’s business and financial results; the Company’s ability to successfully make acquisitions, including its ability to successfully integrate, operate or realize the projected benefits of such businesses; the Company relies on its suppliers to meet the quality and delivery expectations of its customers; the Company uses estimates when bidding on fixed-price contracts which estimates could change and result in adverse effects on its financial results; the impact of existing and future laws and regulations; the impact of existing and future accounting standards and tax rules and regulations; environmental liabilities could adversely affect the Company’s financial results; cyber security attacks, internal system or service failures may adversely impact the Company’s business and operations; the ultimate geographic spread, duration and severity of the coronavirus (COVID-19) outbreak, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the outbreak or treat its impact, and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release, April 30, 2020, or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov).
Note Regarding Non-GAAP Financial Information
This release contains non-GAAP financial measures, including Adjusted EBITDA (which excludes interest expense, income tax expense, depreciation, amortization, and stock-based compensation expense).
The Company believes the presentation of these non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company discloses different non-GAAP financial measures in order to provide greater transparency and to help the Company’s investors to more meaningfully evaluate and compare Ducommun’s results to its previously reported results. The non-GAAP financial measures that the Company uses may not be comparable to similarly titled financial measures used by other companies. We define backlog as potential revenue and is based on customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. The majority of the LTAs do not meet the definition of a contract under ASC 606 and thus, the backlog amount disclosed herein is greater than the remaining performance obligations disclosed under ASC 606. Backlog is subject to delivery delays or program cancellations, which are beyond our control. Backlog is affected by timing differences in the placement of customer orders and tends to be concentrated in several programs to a greater extent than our net revenues. Backlog in industrial markets tends to be of a shorter duration and is generally fulfilled within a three month period. As a result of these factors, trends in our overall level of backlog may not be indicative of trends in our future net revenues.
CONTACTS:

Christopher D. Wampler, Vice President, Interim Chief Financial Officer and Treasurer, and Controller and Chief Accounting Officer, 657.335.3665
Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	March 28, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$65,599	$39,584
Accounts receivable, net	81,627	67,133
Contract assets	117,213	106,670
Inventories	119,751	112,482
Production cost of contracts	7,859	9,402
Other current assets	4,733	5,497
Total Current Assets	396,782	340,768
Property and equipment, Net	114,732	115,216
Operating lease right-of-use assets	18,519	19,105
Goodwill	170,890	170,917
Intangibles, net	134,532	138,362
Non-current deferred income taxes	60	55
Other assets	6,322	6,006
Total Assets	$841,837	$790,429
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$76,970	$82,597
Contract liabilities	27,878	14,517
Accrued and other liabilities	28,048	37,620
Operating lease liabilities	3,049	2,956
Current portion of long-term debt	7,000	7,000
Total Current Liabilities	142,945	144,690
Long-term debt, less current portion	343,625	300,887
Non-current operating lease liabilities	16,937	17,565
Non-current deferred income taxes	18,147	16,766
Other long-term liabilities	17,756	17,721
Total Liabilities	539,410	497,629
Commitments and contingencies
Shareholders’ Equity
Common stock	116	116
Additional paid-in capital	89,820	88,399
Retained earnings	220,483	212,553
Accumulated other comprehensive loss	(7,992)	(8,268)
Total Shareholders’ Equity	302,427	292,800
Total Liabilities and Shareholders’ Equity	$841,837	$790,429

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 28, 2020	March 30, 2019
Net Revenues	$173,475	$172,566
Cost of Sales	136,671	136,872
Gross Profit	36,804	35,694
Selling, General and Administrative Expenses	23,178	22,846
Operating Income	13,626	12,848
Interest Expense	(4,246)	(4,351)
Income Before Taxes	9,380	8,497
Income Tax Expense	1,450	1,025
Net Income	$7,930	$7,472
Earnings Per Share
Basic earnings per share	$0.68	$0.65
Diluted earnings per share	$0.67	$0.64
Weighted-Average Number of Common Shares Outstanding
Basic	11,610	11,434
Diluted	11,855	11,755

Gross Profit %	21.2%	20.7%
SG&A %	13.4%	13.2%
Operating Income %	7.8%	7.5%
Net Income %	4.6%	4.3%
Effective Tax Rate	15.5%	12.1%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	% Change	March 28, 2020	March 30, 2019	% of Net Revenues 2020	% of Net Revenues 2019
Net Revenues
Electronic Systems	16.5%	$98,120	$84,197	56.6%	48.8%
Structural Systems	(14.7)%	75,355	88,369	43.4%	51.2%
Total Net Revenues	0.5%	$173,475	$172,566	100.0%	100.0%
Segment Operating Income
Electronic Systems		$15,122	$9,181	15.4%	10.9%
Structural Systems		5,390	10,549	7.2%	11.9%
		20,512	19,730
Corporate General and Administrative Expenses(1)		(6,886)	(6,882)	(4.0)%	(4.0)%
Total Operating Income		$13,626	$12,848	7.8%	7.5%
Adjusted EBITDA
Electronic Systems
Operating Income		$15,122	$9,181
Depreciation and Amortization		3,575	3,502
		18,697	12,683	19.1%	15.1%
Structural Systems
Operating Income		5,390	10,549
Depreciation and Amortization		3,689	3,000
		9,079	13,549	12.0%	15.3%
Corporate General and Administrative Expenses(1)
Operating loss		(6,886)	(6,882)
Depreciation and Amortization		72	253
Stock-Based Compensation Expense		2,279	1,464
		(4,535)	(5,165)
Adjusted EBITDA		$23,241	$21,067	13.4%	12.2%
Capital Expenditures
Electronic Systems		$815	$836
Structural Systems		2,137	3,689
Corporate Administration		—	—
Total Capital Expenditures		$2,952	$4,525
(1)Includes costs not allocated to either the Electronic Systems or Structural Systems operating segments.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
NON-GAAP BACKLOG* BY REPORTING SEGMENT
(Unaudited)
(Dollars in thousands)

	(In thousands)
	March 28, 2020	December 31, 2019
Consolidated Ducommun
Military and space	$474,451	$451,293
Commercial aerospace	376,307	430,642
Industrial	25,668	28,286
Total	$876,426	$910,221
Electronic Systems
Military and space	$326,999	$311,027
Commercial aerospace	76,932	75,719
Industrial	25,668	28,286
Total	$429,599	$415,032
Structural Systems
Military and space	$147,452	$140,266
Commercial aerospace	299,375	354,923
Total	$446,827	$495,189
* The Company defines backlog as potential revenue and is based on customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. Backlog as of as of March 28, 2020 was $876.4 million compared to $910.2 million as of December 31, 2019. Under ASC 606, the Company defines remaining performance obligations as customer placed purchase orders with firm fixed price and firm delivery dates. The remaining performance obligations disclosed under ASC 606 were $726.8 million.